Exhibit 99.2

Designated Filer:	Warburg Pincus LLC
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	March 5, 2015

Joint Filer Information

Joint Filers:

1. Name:	Warburg Pincus LLC
Address: 450 LEXINGTON AVENUE
New York, NY 10017

2. Name:	Charles R. Kaye
Address: 450 LEXINGTON AVENUE
New York, NY 10017

3. Name:	Joseph P. Landy
Address: 450 LEXINGTON AVENUE
New York, NY 10017